Exhibit 2.1


--------------------------------------------------------------------------------



                           STOCK PURCHASE AGREEMENT

                                 by and among


                               VERTICALNET, INC.
                         (a Pennsylvania corporation),

                             4052995 Manitoba Ltd.
                           (a Manitoba corporation)

                            LABX TECHNOLOGIES INC.
                           (a Manitoba corporation),

                               ROBERT A. KAFATO
                               (an individual),

                                JOAN A. KAFATO
                               (an individual),

                               KENNETH K. PIECH
                               (an individual),

                                      and

                               RONALD K. RANDALL
                                (an individual)


                           dated as of July 29, 1999


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                            ----------------------
                                                                                        Page
                                                                                        ----

1.  SHARE PURCHASE AND RELATED MATTERS...............................................     1
    1.1    Transfer of Shares by the Shareholders....................................     1
    1.2    Purchase Price and Payment Thereof........................................     1
    1.3    Location, Date............................................................     3
    1.4    Currency..................................................................     3

2.  PLEDGE AGREEMENT.................................................................     3
    2.1    Creation of Indemnity Pledge..............................................     3
    2.2    Voting and Investment Regarding Escrow Shares.............................     3

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
    THE  SHAREHOLDERS................................................................     3
    3.1    Enforceable Obligations...................................................     4
    3.2    Authority; Ownership......................................................     4
    3.3    Validity of Contemplated Transactions.....................................     4
    3.4    Consents and Approvals....................................................     4
    3.5    Authorizations............................................................     5
    3.6    Accounts and Notes Receivable, etc........................................     5
    3.7    Litigation................................................................     5
    3.8    Brokers...................................................................     5
    3.9    Investment Representations................................................     5

4.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.........................     5
    4.1    Corporate Existence.......................................................     5
    4.2    Corporate Power; Authorization; Enforceable Obligations...................     6
    4.3    Authority; Ownership......................................................     6
    4.4    Validity of Contemplated Transactions.....................................     6
    4.5    Capitalization of the Company.............................................     6
    4.6    Transactions in Capital Stock.............................................     7
    4.7    No Subsidiaries, etc......................................................     7
    4.8    Predecessor Status, etc...................................................     7
    4.9    Consents and Approvals....................................................     7
    4.10   Third-Party Options, Warrants, etc........................................     7
    4.11   Financial Statements......................................................     7
    4.12   Liabilities and Obligations...............................................     8
    4.13   Accounts and Notes Receivable.............................................     8
    4.14   Permits...................................................................     8
    4.15   Real and Personal Property................................................     9
    4.16   Contracts and Commitments.................................................     9
    4.17   Government Contracts......................................................    11
    4.18   Title to Real Property....................................................    11
    4.19   Insurance.................................................................    11


    4.20   Employees.................................................................    11
    4.21   Employee Benefit Plans and Arrangements...................................    12
    4.22   Compliance with Law; Authorizations.......................................    12
    4.23   Transactions With Affiliates..............................................    13
    4.24   Litigation................................................................    13
    4.25   Restrictions..............................................................    13
    4.26   Taxes.....................................................................    13
    4.27   Intellectual Property Matters.............................................    14
    4.28   Completeness; No Violations...............................................    15
    4.29   Absence of Changes........................................................    16
    4.30   Deposit Accounts; Powers of Attorney......................................    17
    4.31   Books of Account..........................................................    17
    4.32   Environmental Matters.....................................................    18
    4.33   No Illegal Payments.......................................................    19
    4.34   Disclosure................................................................    19
    4.35   Inventory and Equipment...................................................    20
    4.36   Corporate Records.........................................................    20
    4.37   Advertising Commitments...................................................    20
    4.38   Customers.................................................................    20
    4.39   Website Traffic Statements................................................    20
    4.40   Product Warranties........................................................    20
    4.41   No Defective Products.....................................................    21
    4.42   Brokers...................................................................    21

5.  REPRESENTATIONS OF THE PARENT AND SUBCO..........................................    21
    5.1   Corporate Existence........................................................    21
    5.2   Corporate Power and Authorization..........................................    21
    5.3   Consents and Approvals.....................................................    22
    5.4   Parent Common Stock........................................................    22
    5.5   No Conflicts...............................................................    22
    5.6   Brokers....................................................................    22

6.  CONDITIONS TO THE CLOSING........................................................    23
    6.1   Conditions to Obligations of Each Party to Effect the Closing..............    23
    6.2   Additional Conditions to Obligations of the Company and the Shareholders...    23
    6.3   Additional Conditions to the Obligations of Parent and Subco...............    24

7.  INDEMNIFICATION; SURVIVAL........................................................    25
    7.1   General Indemnification by the Company and the Shareholders................    25
    7.2   Indemnification by the Parent and Subco....................................    26
    7.3   Third-Party Claims.........................................................    27
    7.4   Limitations on Indemnification.............................................    28
    7.5   Survival of Representations and Warranties.................................    29

8.  ADDITIONAL AGREEMENTS............................................................    29


    8.1   Covenant Not to Compete....................................................    29

9.  PIGGY-BACK REGISTRATION RIGHT....................................................    30
    9.1   Right to Piggy-Back........................................................    30

10. RULE 144.........................................................................    32
    10.1   Holding Period and Filing Requirements....................................    32

11. GENERAL..........................................................................    32
    11.1   Cooperation...............................................................    32
    11.2   Successors and Assigns....................................................    32
    11.3   Entire Agreement..........................................................    33
    11.4   Counterparts..............................................................    33
    11.5   Brokers and Agents........................................................    33
    11.6   Notices...................................................................    33
    11.7   Fees and Expenses.........................................................    34
    11.8   Governing Law.............................................................    34
    11.9   Exercise of Rights and Remedies...........................................    35
    11.10  Time......................................................................    35
    11.11  Severability..............................................................    35
    11.12  Remedies Cumulative.......................................................    35
    11.13  Captions..................................................................    35

EXHIBIT A    Securities Escrow Agreement

EXHIBIT B    Pledge of Stock and Security Agreements

EXHIBIT C    Consulting Agreement

EXHIBIT D    Formation Agreement

                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of July ___, 1999, by and among VERTICALNET, INC., a Pennsylvania corporation ("Parent"), 4052995 Manitoba Ltd. a Manitoba corporation and a subsidiary of Parent ("Subco"), LABX TECHNOLOGIES, INC., a Manitoba corporation (the "Company"), ROBERT A. KAFATO, an individual, JOAN A. KAFATO, an individual, (Robert Kafato and Joan Kafato are sometimes referred to herein as the "Principal Shareholders") KENNETH K. PIECH, an individual, and RONALD K. RANDALL, an individual (Kenneth Piech and Ronald Randall are sometimes referred to herein as the "Minority Shareholders") (each individually referred to as, a "Shareholder" and collectively referred to as, the "Shareholders").

     WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of the Company (the "Shares");

     WHEREAS, the Shareholders desire to sell, and Subco desires to purchase the Shares for the consideration described herein; and

     WHEREAS, the respective boards of directors of Parent, Subco and the Company have each approved the purchase of the Shares by Subco in accordance with this Agreement;

     NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

1.   SHARE PURCHASE AND RELATED MATTERS

     1.1  Transfer of Shares by the Shareholders.  Subject to the terms and
          --------------------------------------
conditions of this Agreement, and in reliance upon the representations, warranties and agreements herein contained, the Shareholders agree to sell the Shares and deliver the certificates evidencing the Shares to Subco on the Closing Date (as defined in Section 1.3 hereof). The certificates shall be properly endorsed for transfer or accompanied by a duly executed stock power in favor of Subco or its nominee, as the case may be, and otherwise in a form acceptable for transfer on the books of the Company.

     1.2  Purchase Price and Payment Thereof.
          ----------------------------------

          (a) Cash and Stock Consideration.  (i) The aggregate consideration to
              ----------------------------
be paid in the form of cash and stock by Subco, to the Shareholders in exchange for the Shares and for the covenants not to compete set forth in Section 8.1 hereof shall be the aggregate amount of $4,800,000 comprised of (x) $1,600,000, less the $25,000 deposit paid prior to the Closing Date (the "Cash Consideration"); (y) that number of shares of the common stock of Parent (the "Parent Common Stock") equal to the quotient of $886,667 divided by the per share price of Parent Common Stock equal to the Negotiating Period Average Price; and (z) that number of shares of Parent Common Stock equal to the quotient of $2,313,333 divided by the per share price of Parent Common Stock equal to the Negotiating Period Average Price, ((y) and (z), collectively, the "Stock Consideration," which together with the Cash Consideration shall constitute the "Purchase Price"). For the purposes of this Section 1.2(a), the "Negotiating Period Average Price" shall mean $91.70. Each Shareholder shall be entitled to his or her share of the Cash Consideration and the Stock Consideration as set forth opposite his or her name in Appendix 1.2(a).

          (b) Payment of Cash Consideration.  On the Closing Date, Subco shall
              -----------------------------
deliver $1,600,000 less the $25,000 deposit paid prior to the Closing Date by certified or bank cashier's check or wire transfer of immediately available funds to such account as the Shareholders shall designate.

          (c) Closing Delivery of Stock Consideration.  On the Closing Date,
              ---------------------------------------
Subco shall deliver to the Shareholders certificates representing that number of whole shares of Parent Common Stock set forth at Section 1.2(a)(y) above (the "Closing Shares").

          (d) Deferred Delivery of Stock Consideration.  On the Closing Date,
              ----------------------------------------
Subco shall deliver to the Escrow Agent (as defined in the Securities Escrow Agreement, attached as Exhibit A hereto (the "Securities Escrow Agreement") certificates representing that number of whole shares of Parent Common Stock set forth at Section 1.2(a)(z) above (the "Deferred Payment Shares") to be held by the Trustee in accordance with the terms and conditions of the Securities Escrow Agreement. The Shareholders shall be entitled to exercise all voting powers incident to the Deferred Payment Shares held by the Escrow Agent but shall not have any investment or dispositive powers over such Deferred Payment Shares, while such shares are held pursuant to the Securities Escrow Agreement.

          (e) Section 116 Withholding Tax.  Notwithstanding anything else
              ---------------------------
contained in this Agreement, if Ronald Randall fails to deliver at or before the Closing Date a certificate of compliance issued by Revenue Canada pursuant to section 116 of the Income Tax Act (Canada) (a "Certificate of Compliance") in respect of the Shares to Subco in an amount not less than the Purchase Price payable to Ronald Randall by Subco hereunder, Subco shall be entitled to withhold from the Purchase Price payable to Ronald Randall hereunder, an aggregate amount equal to 33 1/3% (or such greater or lesser percentage as may be required under the Income Tax Act (Canada) at the applicable time) of the Purchase Price payable to Ronald Randall hereunder by Subco. Subco, shall remit such withheld amount to Revenue Canada not later than 30 days following the end of the month in which the Closing occurs, on account of Ronald Randall's liability for tax pursuant to section 116 of the Income Tax Act (Canada). Notwithstanding the foregoing, if Ronald Randall delivers to Subco, prior to the date funds are to be remitted to Revenue Canada hereunder, a Certificate of Compliance in an amount which is not less than the Purchase Price payable by Subco to Ronald Randall hereunder, Subco, shall forthwith pay such withheld amount to Ronald Randall.

     1.3  Location, Date.  The parties hereto shall hold a closing on July 29,
          --------------
1999 (the "Closing Date") at the offices of Pitblado, Buchwald, Asper, Barristers & Solicitors, in Winnipeg, Manitoba at 10:00 a.m. (local time) unless the parties hereto agree in writing to another date, time or place.

     1.4  Currency.  Unless otherwise specified, all references in this
          --------
Agreement to "cash," "dollars," or "$" shall mean United States dollars.

2.   PLEDGE AGREEMENT

     2.1  Creation of Indemnity Pledge.
          ----------------------------

          (a) As collateral security for the payment of any indemnification obligations of the Company and the Shareholders pursuant to Article 7 hereof, the Shareholders shall execute a Pledge of Stock and Security Agreement, which shall provide for the pledge and assignment to Parent for the benefit of Parent of all of the Shareholders' interest in and to that number of Deferred Payment Shares equal to 15% of the aggregate Purchase Price received by each Shareholder rounded up to the nearest whole share (the "Escrow Shares"). The number of Deferred Payment Shares being pledged by each Shareholder is set forth opposite such Shareholder's name on Schedule 2.1. The Pledge of Stock and Security
                           ------------
Agreement shall be delivered to Parent as a condition of closing.

          (b) The Escrow Property (as defined below) shall be held by Parent in accordance with, and subject to, the terms of a Pledge of Stock and Security Agreement substantially in the form attached hereto as Exhibit B. The "Escrow
                                                       ---------
Property" shall mean the Escrow Shares together with all dividends and other property at any time received or otherwise distributed in respect of or in exchange for any or all of the Escrow Property, all securities hereafter issued in substitution for any of the foregoing, all certificates and instruments representing or evidencing such securities, all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property.

     2.2  Voting and Investment Regarding Escrow Shares.  Subject to the terms
          ---------------------------------------------
of the Pledge of Stock and Security Agreement, the Shareholders shall be entitled to exercise all voting powers incident to the Escrow Shares held by Parent, but shall not have any investment or dispositive powers over such Escrow Shares, while such shares are held pursuant to the Pledge of Stock and Security Agreement.

3.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE  SHAREHOLDERS

     Each of the Principal Shareholders jointly and severally (with respect to their warranties and representations contained in paragraphs 3.1 to 3.9 inclusive) and each of the Minority Shareholders individually and severally but not jointly (with respect to their individual warranties and representations contained in paragraphs 3.1 through 3.5 inclusive), represents, warrants and covenants to the Parent and Subco, as follows:

     3.1  Enforceable Obligations.  This Agreement and the other agreements,
          -----------------------
documents and instruments entered into by each of the Shareholders in connection with this Agreement (the "Shareholder Documents") have been duly executed and delivered by the applicable Shareholder, and constitute, the legal, valid and binding obligations of the applicable Shareholder, enforceable against him or her in accordance with their respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws.

     3.2  Authority; Ownership.  Each Shareholder has the full legal right,
          --------------------
power and capacity or authority to enter into this Agreement and each Shareholder owns of record all of the shares of capital stock of the Company identified on Schedule 3.2 as being owned by such Shareholder free and clear of
              ------------
any and all covenants, conditions, restrictions, voting arrangements, stockholder or similar agreements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

     3.3  Validity of Contemplated Transactions.  The execution, delivery and
          -------------------------------------
performance of this Agreement and the Shareholder Documents by each Shareholder does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (a) any existing law, ordinance, or governmental rule or regulation to which the Shareholder is subject, (b) any judgment, order, writ, injunction, decree or award of any court, administrative or regulatory agency or commission or other governmental authority or instrumentality whether in the United States or Canada, foreign (neither the United States nor Canada) or supranational (each a "Governmental Entity") which is applicable to the Shareholder, or (c) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization (as defined herein), or other instrument, document or understanding, oral or written, to which such Shareholder is a party, by which the Shareholder may have rights or by which any of the properties or assets of the Shareholder may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations thereunder.

     3.4  Consents and Approvals.  Neither the execution and delivery by the
          ----------------------
Shareholders of the Agreement or the Shareholder Documents, nor the performance of the transactions contemplated hereby and thereby, require the consent or approval of any individual, corporation, limited liability company, partnership, estate, trust, sole proprietorship, unincorporated society or association, or any entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a "Person") nor constitute a default obligation to arise under (a) any law or court order to which the Shareholders are subject, (b) any Contract (as defined herein) or other document to which the Shareholders are a party.

     3.5  Authorizations.  None of the Shareholders owns or has any
          --------------
proprietary, financial or other interest (direct or indirect except solely as a Shareholder) in any Authorization (as defined herein) which the Company owns, possesses or uses in the operation of its business as now or previously conducted.

     3.6  Accounts and Notes Receivable, etc.     There are no outstanding
          -----------------------------------
Company receivables from or advances to the Shareholders. There is no contest, claim, counterclaim, defense or right of set-off with respect to any amounts owing from the Shareholders to the Company.

     3.7  Litigation.  (a)  No litigation, including any arbitration,
          ----------
investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of the Shareholders, threatened against the Company which relates to the transactions contemplated by this Agreement.

          (b) No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of the Shareholders, threatened against the Company or which relates to the Company.

          (c) None of the Shareholders knows of any reasonably likely basis for any litigation, arbitration, investigation or proceeding referred to in Sections 3.7(a) or (b).

     3.8  Brokers.    Except as set forth on Schedule 3.8, none of the
          -------                            ------------
Shareholders have, on their individual behalf or on behalf of the Company, employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions, or finder's fees in connection with the transactions contemplated by this Agreement.

     3.9  Investment Representations.  Each of the Shareholders (other than
          --------------------------
Ronald Randall) declares and certifies that he or she is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

     As of the Closing Date, the Company represents, warrants and covenants to the Parent and Subco, as follows (for purposes of this Agreement, any references to the "knowledge of the Company," the "Company's knowledge" or words to that effect shall refer to the knowledge of Robert A. Kafato and Joan A. Kafato after due inquiry):

     4.1  Corporate existence.  The Company is a corporation duly
          -------------------
incorporated, validly existing and in good standing under the laws of the Province of Manitoba, with full power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its assets and properties. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires it to be so qualified. All of the jurisdictions in which the Company is duly qualified to do business are listed on Schedule 4.1.
   ------------

     4.2  Corporate Power; Authorization; Enforceable Obligations.  The
          -------------------------------------------------------
Company has the corporate power, authority and legal right to execute and deliver this Agreement and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Company has been duly authorized by the Board of Directors and no further corporate action on the part of the Company is necessary to authorize this Agreement and the performance of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     4.3  Authority; Ownership.  Attached hereto as Schedule 3.2 is a true,
          --------------------                      ------------
accurate and correct shareholders' list setting forth the number of Shares owned beneficially and of record by each Shareholder as of the date of this Agreement, including the residential addresses of all such Shareholders.

     4.4  Validity of Contemplated Transactions.  The execution, delivery and
          -------------------------------------
performance of this Agreement, by the Company does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (a) any existing law, ordinance, or governmental rule or regulation to which the Company is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Entity which is applicable to the Company, (c) the articles, certificates, by-laws and/or other charter and organizational documents (the "Charter Documents") of the Company or any securities issued by the Company, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization, or other instrument, document or understanding, oral or written, to which the Company is a party, by which the Company may have rights or by which any of the properties or assets of the Company may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Company thereunder.

     4.5  Capitalization of the Company.
          -----------------------------

          (a) The authorized capital stock of the Company consists of an unlimited number of shares of one class (the "Company Stock"), of which 100 shares are currently issued and outstanding.

          (b) All of the issued and outstanding shares of Company Stock are duly authorized and validly issued, fully paid and nonassessable, are owned of record and beneficially by the Shareholders and are and will have been offered, issued, sold and delivered by the Company in compliance with all applicable securities laws concerning the offering, sale or issuance of securities. None of such shares are or will have been, and none of the shares from which they will have derived were issued in violation of the preemptive rights of any past or present shareholder, whether contractual or statutory.

     4.6  Transactions in Capital Stock.  The Company has no shares held in
          -----------------------------
treasury. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

     4.7  No Subsidiaries, etc.    The Company has no subsidiaries and, does not
          ---------------------
own, of record or beneficially, or control, directly or indirectly, any capital stock, any securities convertible into capital stock or any other equity interest in any corporation, association or other business entity, nor is, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

     4.8  Predecessor Status, etc.    Schedule 4.8 lists all names of all
          ------------------------    ------------
predecessor companies of the Company, including the names of all entities from whom the Company previously acquired substantially all of the assets of that entity. The Company has not been a subsidiary or division of another corporation or been a part of an acquisition which was later rescinded.

     4.9  Consents and Approvals.   Neither the execution and delivery by the
          ----------------------
Company of the Agreement, nor the performance of the transactions contemplated hereby, require any filing with or consent or approval of any Governmental Entity or any other third party nor constitute a default or cause any payment obligation to arise under (a) any law or court order to which the Company is subject, (b) the Charter Documents of the Company or (c) any Contract, governmental Permit or other document to which the Company is a party or by which the properties or other assets the Company may be subject.

     4.10  Third-party Options, Warrants, etc.     There are no existing
           -----------------------------------
agreements, options, warrants, conversion rights, convertible notes, commitments or any other rights of any kind with, of or to any Person which obligates the Company to issue any of its respective capital stock or which confers upon Person any right to acquire any of the properties, assets or rights of the Company or any interest therein.

     4.11  Financial Statements.  Attached hereto as Schedule 4.11 are true,
           --------------------                      -------------
accurate and correct copies of the: (i) audited financial statements of the Company for the fiscal year ended September 30, 1998, including without limitation, the balance sheet, statements of operation, cash flows and changes in stockholders' equity for the fiscal year then ended; and (ii) the unaudited financial statements of the Company for the nine-month period ended June 30, 1999, including without limitation, the balance sheet, statements of operation, cash flows and changes in stockholders' equity for the period then ended each certified by Arthur Andersen, independent public accountants, together with the reports of such independent public accountants thereon (collectively, the "Financial Statements").

     To the knowledge of the Company, the Financial Statements have been prepared in accordance with U.S. GAAP, consistently applied throughout the periods involved and including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company at the dates indicated and such statements of income, cash flows and changes in stockholders' equity fairly present the results of operations, cash flows and changes in stockholders' equity of the Company for the periods indicated. The Financial Statements, as of the delivery date and as of the Closing Date, fairly and accurately present the financial position of the Company at the dates indicated, and such statements of income, cash flows and changes in stockholders' equity fairly present the results of operations, cash flows and changes in stockholders' equity for the periods indicated, except for normal recurring year-end adjustments which are not expected to be material in amount and except for the addition of required footnotes thereto.

     4.12  Liabilities and Obligations.  The Company is not liable for or
           ---------------------------
subject to any liability except for: (i) those liabilities and obligations adequately and specifically disclosed in the Financial Statements and not heretofore paid or discharged; and (ii) those liabilities and obligations incurred, consistent with past practice, in the ordinary course of its business and either not required to be shown in the Financial Statements or arising since June 30, 1999, which liabilities and obligations in the aggregate are of a character and magnitude consistent with its past practice. For purposes of this Agreement, "liabilities" means liabilities of any kind, character or description, whether accrued or unaccrued, absolute, secured or unsecured, contingent or otherwise.

     4.13  Accounts and Notes Receivable.  The Financial Statements present
           -----------------------------
fairly the accounts and notes receivable of the Company (including, without limitation, receivables from and advances to employees and Shareholders ("Shareholder/Employee Notes Receivable")) (collectively, the "Accounts Receivable"). No amounts are outstanding under the Shareholder/Employee Notes Receivable. All Accounts Receivable represent valid obligations arising from bona fide business transactions in the ordinary course of business consistent with past practice. The Accounts Receivable are, and as of the Closing Date will be, collectible net of any respective reserves shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice). Subject in the case of Accounts Receivable reflected on the Company's balance sheet to such reserves reflected on such balance sheet, each of the Accounts Receivable will be collected in full in the ordinary course of business. There is no contest, claim, counterclaim, defense or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of any Account Receivable relating to the amount or validity of such Account Receivable. The allowance for collection losses in the Financial Statements has been determined in accordance with U.S. GAAP consistently applied in accordance with past practice.

     4.14  Permits.  To the Company's knowledge, all material permits,
           -------
licenses, franchises, approvals and authorizations from any Governmental Entity that are owned or held by the Company, or held by any Shareholder that relate to the business, property or operations of the Company (each a "Permit"), together with the name of the Governmental Entity issuing such Permit is set forth on
Schedule 4.14. Such Permits are valid and in full force and effect and none of
-------------
such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. The Company has all permits necessary for the conduct of its business.

     4.15  Real and Personal Property.  Attached hereto as Schedule 4.15 is an
           --------------------------                      -------------
accurate list, including substantially complete descriptions as of June 30, 1999, of all the real and personal property (which in the case of personal property had an original cost in excess of $7,500 owned or leased by the Company where the Company is a lessee or sublessee, including true and correct copies of leases for equipment and properties on which are situated buildings, warehouses and other structures used in the operation of the business of the Company and including an indication as to which assets were formerly owned by any Shareholder. All of the equipment and other material items of tangible property and assets owned or leased by the Company are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations, and Authorizations relating to their construction, use and operation. All leases set forth on Schedule 4.15 have been duly
                                            -------------
authorized, executed and delivered and constitute the legal, valid and binding obligations of the Company and no other party to any such leases is in default thereunder and, to the best of the Company's knowledge, such leases constitute the legal, valid and binding obligations of such other parties. All fixed assets used by the Company in the operation of its business are either owned by the Company or leased under an agreement set forth on Schedule 4.15. The
                                                      -------------
Company has indicated on Schedule 4.15 a summary description of all plans or
                         -------------
projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business to which management of the Company has devoted any significant effort or expenditure in the one-year period prior to the date of this Agreement which, if pursued by the Company would require additional expenditures of significant efforts or capital.

     4.16  Contracts and Commitments.  Schedule 4.16 sets forth an accurate,
           -------------------------   -------------
correct and complete list of all agreements, contracts, commitments, arrangements and understandings, written or oral, including all amendments and supplements thereto, of the Company (the "Contracts"), to which the Company is a party or is bound, or by which any of its assets are bound, and which involve any:

          (a) agreement, contract, commitment, arrangement or understanding with any present or former director, officer, employee or consultant with respect to the employment, engagement, severance or termination of any such person;

          (b) agreement, contract, commitment, arrangement or understanding for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party involving in any one case $5,000 or more;

          (c) agreement, contract, commitment, arrangement or understanding to sell or supply products or to perform services involving in any one case $5,000 or more;

          (d) agreement, contract, commitment, arrangement or understanding containing minimum requirements or "take or pay" provisions;

          (e) agreement, contract, commitment, arrangement or understanding not otherwise listed on Schedule 4.16 and continuing over a period of more than six
                    -------------
months from the date hereof or exceeding $5,000 in value;

          (f) distribution, dealer, representative or sales agency agreement, contract, commitment, arrangement or understanding;

          (g) lease financing arrangements and financing contracts;

          (h) agreement, contract, commitment, arrangement or understanding containing a provision to indemnify any person or entity or assume any tax, environmental or other liability;

          (i) agreement, contract, commitment, arrangement or understanding with federal, state, local, regulatory or other governmental entities;

          (j) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

          (k) agreement, contract, commitment, arrangement or understanding for any charitable or political contribution;

          (l) agreement, contract, commitment, arrangement or understanding for any capital expenditure or leasehold improvement in excess of $5,000;

          (m) agreement, contract, commitment, arrangement or understanding limiting or restraining the Company, or any successor thereto, or any employee of the Company, or any successor thereto, from engaging or competing in any manner or in any business;

          (n) license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Company;

          (o) agreement, contract, commitment, arrangement or understanding to which the Company, on the one hand, and any affiliate, officer, director or shareholder of the Company, on the other hand, are parties; or

          (p) material agreement, contract, commitment, arrangement or understanding not made in the ordinary course of business.

Each of  the Contracts listed on Schedule 4.16, or not required to be listed
                                 -------------
therein because of the amount thereof, is valid and enforceable in accordance with its terms; the Company is, and to the knowledge of the Company, all other parties thereto are, in compliance with the provisions thereof. The Company is not, and to the knowledge of the Company, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. None of the rights of the Company under any Contract will be impaired by the consummation of the transactions contemplated hereby, and all such rights will be enforceable after the Closing Date without the consent or agreement of any other party. The Company has delivered accurate and complete copies of each Contract to the Parent. Except as set forth on Schedule 4.16, no
                                                               -------------
Contract obligates any party to obtain any consent in connection with the transactions contemplated hereby.

     4.17  Government Contracts.  The Company is not now nor ever has been a
           --------------------
party to any contract with any Governmental Entity.

     4.18  Title to Real Property.  The Company does not own nor has ever owned
           ----------------------
any interest in real property.

     4.19  Insurance.  The assets, properties and operations of the Company are
           ---------
not insured under any policies of general liability or other forms of insurance whatsoever.

     4.20  Employees.  Schedule 4.20 contains the following with respect to the
           ---------   -------------
Company:

           (a) a list of all employees of the Company (including name, title and position);

           (b) each such employee's date of hire and length of service; and

           (c) the compensation (including terms of payment, bonuses, commissions and deferred compensation, as well as any material benefits) of each such employee.

(i) there are and have been no unresolved material violations of any Laws of any Governmental Entity respecting the employment of any employees; (ii) there is no unfair labor practice, charge or complaint pending, unresolved or, to the knowledge of the Company, threatened before the National Labor Relations Board or similar federal board in Canada or similar body in the Province of Manitoba;
(iii) there is no employment handbook, personnel policy manual, or similar document that creates prospective employment rights or obligations; (iv) the employees of the Company are not covered by any collective bargaining agreement;
(v) the Company has provided or will timely provide prior to Closing all material notices required by law to be given prior to Closing to all local, state, provincial, federal or national labor, wage-payment, equal employment opportunity, unemployment insurance and related agencies; (vi) the Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses; and (vii) all employees of the Company are legally able to work in Canada.

     4.21  Employee Benefit Plans and Arrangements.
           ---------------------------------------

          (a) The Company (or its predecessors in interest) does not provide nor has ever provided or maintained and is not required to maintain or provide for any present or former officers, employees or directors of the Company any "employee pension benefit plan" (as defined in Section 3(2) of ERISA, hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA, hereinafter a "Welfare Plan") and any other plan or arrangement (written or oral) relating to deferred compensation, bonus, performance compensation, stock purchase, stock option, stock appreciation, severance, vacation, sick leave, holiday pay, fringe benefits, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (each, together with the Company, a "Commonly Controlled Entity") for the benefit of any present or former officer, employee or director.

          (b) all benefit plans maintained or provided by the Company in Canada to any present or former officers, employees or directors of the Company are in material compliance with all applicable laws and regulations and have been operated in accordance with the plans' respective terms. There are no material unfunded liabilities under or in respect of such plans, and all contributions or other payments required to be made to or in respect of such plans prior to the Closing Date have been made or will be made prior to the Closing Date.

     4.22  Compliance with Law; Authorizations.  The Company  has complied
           -----------------------------------
with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, provincial, local or foreign ("Regulations"), to which the Company's business, operations, assets or properties is subject other than such violations which would not result, individually or in the aggregate, in a material adverse effect on the business, results, operations or financial condition of the Company. The Company owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the assets owned or used by it in the conduct of its business, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. All such Authorizations are listed and described on Schedule 4.22. The Company is not in default and
                            -------------
has not received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by consummation of the transactions contemplated hereby. No director, officer, employee or former employee of the Company or any affiliates of the Company, or any other person, firm or corporation, owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Company owns, possesses or uses in the operation of its business as now or previously conducted.

     4.23  Transactions With Affiliates.  Except as set forth in Schedule
           ----------------------------                          --------
4.23, no Shareholder and no director, officer or employee of the Company, or any
----
member of his or her immediate family or any other of its, his or her affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any contract, agreement or understanding, business arrangement or relationship with the Company.

     4.24  Litigation.  (a)  No litigation, including any arbitration,
           ----------
investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of the Company, threatened against the Company which relates to the transactions contemplated by this Agreement.

          (b) No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of the Company, threatened against the Company or which relates to the Company.

          (c) The Company knows of no reasonably likely basis for any litigation, arbitration, investigation or proceeding referred to in Sections 4.24(a) or (b).

          (d) The Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.

     4.25  Restrictions. The Company is not a party to any indenture, agreement,
           ------------
contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts or, so far as the Company can now reasonably foresee, may in the future materially adversely affect or materially restrict, the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Company after consummation of the transactions contemplated hereby.

     4.26  Taxes. The Company has duly filed (or caused to be filed) all tax
           -----
returns, reports and information statements required to be filed under United States or Canadian federal, provincial, state or local laws or any foreign (i.e. neither Canadian or United States) laws, which returns, reports and statements are true, correct and complete in all material respects, and paid all taxes required to be paid. All taxes required to be paid in respect of the periods covered by such returns ("Return Periods") have either been paid or fully accrued on the books of the Company. The Company has fully accrued all unpaid taxes in respect of all periods (or the portion of any such periods) subsequent to the Return Periods. There is no material difference between the amounts of the book basis and the tax basis of any assets of the Company and its Subsidiaries that is not reflected in an appropriate accrual of deferred tax liability on the books of the Company. No deficiencies or adjustments in respect of taxes payable by the Company have been claimed, proposed or assessed, or to the best of the Company's knowledge, threatened. Schedule 4.16 accurately
                                                        -------------
sets forth the last year for which the Company's federal, provincial and state income tax returns, respectively, have been audited and any years which are the subject of a pending audit by the Internal Revenue Service or Revenue Canada and any applicable provincial, state or local agencies. Except as so disclosed, the Company is not subject to any pending or, to the best of the Company's knowledge, threatened, tax investigation, audit or examination. The Financial Statements contain adequate accruals for all unpaid taxes. For the purposes of this Agreement, the terms "tax" and "taxes" shall include all United States and Canadian federal, provincial, state, local or foreign (other than United States or Canada) taxes, assessments, duties, tariffs, registration fees, and other governmental charges including without limitation all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties. The Company has provided Parent or its designated representative true and correct copies of all tax returns, information statements, reports and work papers. The Company has also provided all other tax data reasonably requested by Parent.

     There are no liens for taxes upon the assets of the Company except for taxes that are not yet payable. The Company has not entered into any agreements, waivers or other arrangements in respect of the statute of limitations in respect of its taxes or tax returns. The Company has withheld all taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors, and in respect of payments to any person that is not a Canadian resident and timely paid all such amounts withheld to the proper taxing authority. The Company has neither collected nor remitted Goods and Services Taxes (as defined under the Excise Tax Act Canada) or retail sales tax and, to the best of knowledge of the Company, is not obligated to do so.

     4.27  Intellectual Property Matters.
           -----------------------------

          (a) The Company has utilized or currently utilizes only those patents, trademarks, trade names, service marks, copyrights, software, trade secrets or know-how listed on Schedule 4.27 (the "Intellectual Property"), all of which
                    -------------
are licensed by the Company or are in the public domain. The Intellectual Property constitutes all such assets, properties and rights which are used or held for use in, and are necessary for, the conduct of the business of the Company, as such business is now conducted and as proposed to be conducted.

          (b) Except as set forth on Schedule 4.27, there are no royalty,
                                     -------------
commission, options, or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property or products or services of the Company.

          (c) The Company does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another. No action, suit, proceeding or investigation has been instituted or, to the knowledge of the Company, threatened relating to any, patent, trademark, trade name, service mark, copyright or trade secret formerly or currently used by the Company. The Company has not agreed to indemnify any person or entity for or against any infringement of or by the Intellectual Property.

          (d) No present or former employee of the Company and no other person or entity owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, trade name, service mark or copyright, or in any application therefor, or in any trade secret, which the Company owns, possesses or uses in its business as now or heretofore conducted. Schedule 4.27 lists all confidentiality or non-disclosure agreements
           --------------
currently in force and effect to which the Company or any of its employees is a party.

          (e) Except as disclosed on Schedule 4.27, all technology owned,
                                     -------------
developed, licensed, or used in connection with the Company, or the Company's suppliers and vendors, (including, but not limited to, information systems and technology, commercial and noncommercial hardware and software, firmware, mechanical or electrical products, embedded systems, or any other electro-mechanical or processor-based system, whether as part of a desktop system, office system, building system or otherwise) (collectively, the "Technology"), is Year 2000 Compliant (as defined below).

"Year 2000 Compliant" means that the Technology does not and will not, without requiring any modifications, experience any malfunctions, premature cancellation or expiration of contractual rights or deletion of data, or any other problems in connection with (i) the year 2000 as distinct from 1900's years, (ii) the date February 29, 2000, (iii) the date September 9, 1999, or (iv) any other date before, on, or after January 1, 2000 and ending on December 31, 2000.

     4.28  Completeness; No Violations. The certified copies of the Charter
           ---------------------------
Documents, as amended to date, of the Company, and the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which are included on schedules attached hereto or which have been delivered or which have been made available to the Parent in connection with the transactions contemplated hereby, are complete and correct; neither the Company nor any other party to any of the foregoing is in material default thereunder; and, except as set forth in the schedules and documents attached to this Agreement, the rights and benefits of the Company thereunder will not be materially and adversely affected by the transactions contemplated hereby, and the execution of this Agreement and the performance of the obligations hereunder will not result in a material violation or breach or constitute a material default under any of the terms or provisions thereof. None of such leases, instruments, agreements, contracts, licenses, permits, certificates or other documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect. The consummation of the transactions contemplated hereby will not give rise to any right of termination, cancellation or acceleration or result in the loss of any right or benefit thereunder.

     4.29  Absence of Changes. Since June 30, 1999, the Company has not:
           ------------------

          (a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

          (b) sold, encumbered, assigned or transferred any assets, properties or rights or any interest therein, except for the sales in the ordinary course of business consistent with past practice, or made any agreement or commitment or granted any option or right with, of or to any person to acquire any assets, properties or rights of the Company or any interest therein;

          (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except in the ordinary course of business consistent with past practice;

          (d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

          (e) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its shares of capital stock or other ownership interests;

          (f) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets, properties or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $5,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

          (g) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

          (h) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

          (i) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees, or their respective family members or made any increase in, or any addition to, other benefits to which any of its employees may be entitled, except with respect to non-officer employees of the Company consistent with practice in the ordinary course of business;

          (j) changed any of the accounting principles followed by it or the methods of applying such principles (other than as required pursuant to this Agreement);

          (k) entered into any transaction other than in the ordinary course of business consistent with past practice;

          (l) changed its authorized capital or its securities outstanding or otherwise changed its ownership interests, or granted any options, warrants, calls, conversion rights or commitments with respect to any of its capital stock or other ownership interests; or

          (m) agreed to take any of the actions referred to above.

     4.30 Deposit Accounts; Powers of Attorney. Attached hereto as Schedule
          ------------------------------------                     --------
4.30 is an accurate list of:
----

          (a) the name of each financial institution in which the Company has accounts or safe deposit boxes;

          (b) the names in which the accounts or boxes are held;

          (c)  the type of account;

          (d) the name of each person authorized to draw thereon or have access thereto; and

          (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

     4.31 Books of Account. The books, records and accounts of the Company
          ----------------
accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Company. The Company has not engaged in any transaction, maintained any bank account or used any of the funds of the Company except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

     4.32 Environmental Matters.
          ---------------------

          (a) All property owned, leased or occupied by the Company and the businesses conducted thereon by the Company are in compliance with all Environmental Laws; the Company has accurately disclosed all information and filed all notices or reports required under any Environmental Laws (if any) to the environmental Governmental Entities. Company does not require any Permits for the operation of their businesses under Environmental Laws.

          (b) No Contaminant has been released into the environment by the Company, or deposited, discharged, placed or disposed of in contravention of any Environmental Laws by the Company at, on or near any property owned, leased or occupied by the Company or by any other person in contravention of any Environmental Law. No Company property has been used at any time by any person as a landfill or waste disposal site.

          (c) The Company has not used, handled, treated, stored, recycled, transported or disposed of any Contaminant on any property owned, leased or occupied by the Company in contravention of any Environmental Law.

          (d) The Company has not received any written notice, namely a notice of correction, notice of infraction or Order issued under any Environmental Law from any Governmental Entity or court.

          (e) The Company has not received any written claim, demand or suit from any third person alleging that the Company property or the operations or activities carried out thereon is not in compliance with Environmental Laws.

          (f) The Company has not received any written notice of claim or other written notification that it is or may be subject to or responsible for any cleanup or other remediation of a Contaminant present on any Company property.

          (g) There have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses, the purpose of which was to discover, identify or otherwise characterize the condition of the soil, groundwater, air, or presence of asbestos, PCB materials or urea formaldehyde at any property owned, leased or occupied by Company.

          (h) There is not asbestos present in any property presently owned, leased or operated by Company and no asbestos has been removed from any Company property while such property was owned, leased or operated by Company.

          (i) There is no PCB or urea Formaldehyde insulation present on any property presently owned, leased or operated by the Company whether above ground, underground or within a structure thereon.

          (j) There are no underground storage tanks, active or abandoned, on, in or under any property and no underground storage tanks have been closed or removed from any property which are or have been owned, leased or occupied by the Company.

     "Contaminant" means any substance, waste, solid, liquid or gaseous matter deemed hazardous, dangerous or toxic, any hazardous waste, any solid waste, any pollutant or any contaminant under any Environmental Laws.

     "Environmental Laws" means all applicable United States or Canadian federal, provincial, state, municipal, regional or local statute, regulation, Order, bylaw, policy, directive or Permit relating to the environment or its protection, including without limitation The Environment Act (Manitoba) and The Dangerous Goods and Transportation Act (Manitoba) and the Canadian Environmental Protection Act (Canada).

     "Order" means legally binding orders, decisions, directives, declarations, injunctions, decrees, writs, judgments, rulings, awards or the like rendered by any Governmental Entity, court or arbitrator having jurisdiction.

     4.33  No Illegal Payments. None of the Company nor any affiliate, officer,
           -------------------
agent or employee thereof, directly or indirectly, has, on behalf of or with respect to the Company or any affiliate thereof, (a) made any unlawful political contributions in the United States, Canada or any foreign (neither the United States nor Canada) country, (b) made any payment or provided services which were not legal to make or provide or which the Company or any such officer, agent or employee should have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) made any payment to any person or entity, or agent or employee thereof, in connection with any Lease (as hereinafter defined) to induce such person or entity to enter into a Lease transaction, (e) had any transactions or payments related to the Company which are not recorded in their accounting books and records or (f) had any off-book bank or cash accounts or "slush funds" related to the Company.

     4.34  Disclosure. The Company has delivered to the Parent true and
           ----------
complete copies of each agreement, contract, commitment or other document (or, in the case of any such document not in the possession of or reasonably available to the Company or a Shareholder, accurate and complete summaries thereof) that is referred to in the schedules to this Agreement or that has been requested by the Parent or its representatives. Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement and the schedules hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein not misleading in light of the circumstances in which they were made. If the Company becomes aware of any fact or circumstance that would change a representation or warranty in this Agreement or any representation made on behalf of the Company, then the Company shall immediately give notice of such fact or circumstance to the Parent. However, such notification shall not relieve the Company of its obligations under this Agreement, and at the sole option of the Parent, the truth and accuracy of any and all warranties and representations of the Company at the date of this Agreement and at the Closing, shall be a precondition to the consummation of this transaction.

     4.35  Inventory and Equipment.  All inventory and equipment of the
           -----------------------
Company reflected on the Financial Statements, and all inventory and equipment owned by the Company was acquired and has been maintained in accordance with the regular business practices of the Company, consists of items of a quality and quantity useable in the ordinary course of its business consistent with past practice, and is valued in conformity with generally accepted accounting principles applied on a consistent basis; no significant amount of such inventory or equipment is obsolete.

     4.36  Corporate Records.  The minute books of the Company contain
           -----------------
complete, correct and current copies of its Charter Documents and the records of all minutes of meetings, resolutions and other proceedings of its Board of Directors and shareholders set forth in such minute books are accurate. The stock record books of the Company are complete, correct and current.

     4.37  Advertising Commitments.    Schedule 4.37 is a true, correct and
           -----------------------     -------------
complete list of all the commitments of the Company to third parties to provide advertising on each Website (as defined below) pursuant to which they are unbilled, partially billed or unfulfilled obligations and included in such schedule shall be with respect to each such commitment the name of the advertising party, any amounts unbilled to or unpaid by such party and the terms of the obligation to provide advertising on each Website (as defined below).

     4.38  Customers.   The Company has used reasonable business efforts to
           ---------
maintain, and currently maintains, good working relationships with all of its
customers.   None of such customers has given the Company written notice terminating, canceling or threatening to terminate or cancel any material Contract or relationship with the Company.

     4.39  Website Traffic statements.  Attached as Schedule 4.39 are true and
           --------------------------               -------------
complete copies of all statements of traffic (certified by an officer of the Company) (the "Traffic Statements") for each of the Internet Website developed, owned and operated by the Company named Labx.com and MedDeals.com, respectively (each a "Website"). The Traffic Statements present fairly the traffic of users and visitors to each Website for the periods indicated.

     4.40  Product Warranties.
           ------------------

          (a) The Company does not have any unexpired expressed or implied product warranty with respect to any product that it manufactures or sells or that it has heretofore manufactured or sold.

          (b) The Company has not received any notice of any claim based on any product warranty.

          (c) The Company does not know nor has any reasonable ground to know of any claim (actual or threatened) based on any product warranty. The Company does not make any other warranties expressed or implied, with respect to any of the products that it manufactures or sells.

     4.41  No Defective Products.  The Company has not manufactured, sold or
           ---------------------
supplied any products or services which are, have or, to the knowledge of the Company, will become in any material respect faulty or defective or which do not comply in any material respect with any warranty or representation expressly or impliedly made by it, or with all laws, regulations, standards and requirements applicable to such products or the provision of such services.

     4.42  Brokers.  Except as described in Schedule 3.8, none of the Company
           -------                          ------------
nor any of its officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

50   REPRESENTATIONS OF THE PARENT AND SUBCO

     As of the Closing Date, the Parent and Subco, jointly and severally, represent and warrant to the Shareholders as follows. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to the Parent means such event, change or effect is materially adverse to the financial condition, properties, business or results of operations of the Parent and its subsidiaries, taken as a whole, it being understood that a change in the market price or trading volume of the Parent's Common Stock shall be deemed by itself not to constitute a material adverse effect.

     5.1  Corporate Existence.  The Parent is a corporation duly incorporated,
          -------------------
validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and Subco is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Manitoba, each with full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its assets and properties. Each of the Parent and Subco are duly qualified, licensed or admitted to do business and are in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to have a material adverse effect on the business or condition of the Parent.

     5.2  Corporate Power and Authorization.  Each of the Parent and Subco has
          ---------------------------------
full corporate power and authority to execute and deliver this Agreement and the Pledge of Stock and Security Agreement, the Securities Escrow Agreement, the Formation Agreement and the Consulting Agreement to which Parent and/or Subco is a party, as the case may be (the "Parent Documents"), to perform their obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Parent and Subco of this Agreement and the Parent Documents and the consummation by the Parent and Subco of the transactions contemplated hereby have been duly and validly authorized by all necessary actions by the Board of Directors of each of the Parent and Subco, and no other action on the part of the Board of Directors of either the Parent or Subco is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Parent and Subco of the transactions contemplated hereby. This Agreement and the Parent Documents have been duly and validly executed and delivered by the Parent and Subco and, assuming the due authorization, execution and delivery hereof by the Company and the Shareholders, constitute a legal, valid and binding obligation of the Parent and Subco enforceable against the Parent and Subco in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     5.3  Consents and Approvals. Neither the execution and delivery by the
          ----------------------
Parent and Subco of this Agreement, nor the performance of the transactions contemplated hereby, require any filing, consent or approval, constitute a default or cause any payment obligation to arise under (a) any law or court order to which the Parent or Subco is subject, (b) the Charter Documents of the Parent or Subco, or (c) any contract, Governmental Permit or other document to which any the Parent or Subco is a party or by which the properties or other assets of the Parent or Subco may be subject.

     5.4  Parent Common Stock.  The shares of Parent Common Stock to be issued
          -------------------
pursuant to this Agreement have been duly authorized, and when issued pursuant to this Agreement will be validly issued, fully paid and non-assessable.

     5.5  No Conflicts.  The execution and delivery by the Parent and Subco of
          ------------
this Agreement does not, and the performance by the Parent and Subco of its respective obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of the Parent or Subco; or

          (b) conflict with or result in a violation or breach of any law or order applicable to the Parent or Subco or their respective assets or properties, except as would not be reasonably expected to have material adverse effect on the business or condition of the Parent or Subco.

     5.6  Brokers.  Neither the Parent or Subco or any of their respective
          -------
officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

60   CONDITIONS TO THE CLOSING

     6.1  Conditions to Obligations of Each Party to Effect the Closing.  The
          -------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Governmental Entity Approvals.  Approvals from any Governmental
              -----------------------------
Entity (if any) deemed appropriate or necessary by any party to this Agreement shall have been timely obtained.

          (b) No Injunctions or Regulatory Restraints; Illegality.  No temporary
              ---------------------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Governmental Entity or other legal or regulatory restraint or prohibition preventing the consummation of the Agreement shall be in effect; nor shall there be any action taken, or any law enacted, entered, enforced or deemed applicable to this Agreement and the transactions contemplated by the terms of this Agreement that would prohibit the consummation of this Agreement or which would permit consummation of transactions contemplated by this Agreement only if certain divestitures were made or if Parent were to agree to limitations on its business activities or operations (unless such divestitures would be required as a result of the acquisition of another business entity by Parent after the date hereof).

     6.2  Additional Conditions to Obligations of the Company and the
          -----------------------------------------------------------
Shareholders.  The obligations of the Company and the Shareholders hereunder
------------
shall be subject to the satisfaction at or prior to the Closing of each of following conditions, any of which may be waived, in writing, exclusively by the
Company:

          (a) Representations and Warranties.  Each of the representations and
              ------------------------------
warranties made by Parent and Subco in this Agreement shall be true and correct on and as of the Closing Date as though each such representation and warranty was made on and as of the Closing Date, and any representation and warranty made as of a specified date shall also have been true and correct on and as of such earlier date, except where the failure of any such representations and warranties to be true and correct (without regard to any materiality qualifier contained therein and considered individually or in the aggregate) would not be reasonably expected to have a material adverse effect on the business or condition of Parent.

          (b) Performance.  Parent and Subco shall have performed and complied
              -----------
with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Parent or Subco at or before the Closing, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer of Parent.

          (c) Consulting Agreement.  Parent and Robert A. Kafato shall have
              --------------------
executed and delivered to each other the Consulting Agreement in the form attached as Exhibit C hereto.

          (d) Formation Agreement.  Parent and Robert A. Kafato shall have
              -------------------
executed and delivered to each other the Formation Agreement in the form attached as Exhibit D hereto.

          (e) Securities Escrow Agreement.  Parent, the Escrow Agent and the
              ---------------------------
Shareholders shall have executed and delivered to each other the Securities Escrow Agreement.

     6.3  Additional Conditions to the Obligations of Parent and Subco.  The
          ------------------------------------------------------------
obligations of Parent and Subco shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent or Subco, as the case may be:

          (a) Representations and Warranties.  Each of the representations and
              ------------------------------
warranties made by the Company and the Shareholders in this Agreement shall be true and correct on and as of the Closing Date as though each such representation and warranty made as of a specified date shall also have been true and correct on and as of such earlier date, except where the failure of any such representations and warranties to be true and correct (without regard to any materiality qualifier contained therein and considered individually or in the aggregate) would not be reasonably expected to have a material adverse effect on the business or condition of the Company.

          (b) Performance.  The Company and the Shareholders shall have
              -----------
performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company and the Shareholders on or before the Closing Date, and Parent and Subco shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

          (c) Repayment of Indebtedness.  Prior to and as of the Closing Date,
              -------------------------
the Shareholders and the employees of the Company shall have repaid to the Company in full all amounts owing to the Company by the Shareholders and the employees of the Company and the Company shall have repaid to the Shareholders and the employees of the Company in full all amounts owing to them by the Company.

          (d) Pledge of Stock and Security Agreements.  Parent and the
              ---------------------------------------
Shareholders shall have executed and delivered to each other the Pledge of Stock and Security Agreements in the form attached as Exhibit B hereto.

          (e) Consulting Agreement.  Parent and Robert A. Kafato shall have
              --------------------
executed and delivered to each other the Consulting Agreement in the form attached as Exhibit C hereto.

          (f) Formation Agreement.  Parent and Robert A. Kafato shall have
              -------------------
executed and delivered to each other the Formation Agreement in the form attached as Exhibit D hereto.

          (g) Securities Escrow Agreement.  Parent and the Shareholders shall
              ---------------------------
have executed and delivered to each other the Securities Escrow Agreement.

          (h) Release Agreement.  The Company shall have delivered satisfactory
              -----------------
evidence to Parent that all fees payable to, or any liability incurred in respect of any broker, financial advisor or finder in connection with the transactions contemplated by this Agreement have been fully paid or discharged or otherwise secured for payment, to the satisfaction of Parent.

70   INDEMNIFICATION; SURVIVAL

     7.1  General Indemnification by the Company and the Shareholders.
          -----------------------------------------------------------

          (a) Subject to the limitations contained in Section 7.4 hereof, each of the Principal Shareholders jointly and severally, covenant and agree that they will indemnify, defend, protect and hold harmless the Parent, Subco and the Company and their respective officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parents, agents, employees, successors and assigns at all times from and after the date of this Agreement until the Expiration Date (as defined in Section 7.5) from and against all claims, damages, losses, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively, "Losses") incurred by the Parent, Subco or the Company as a result of or arising from (i) any breach of the representations and warranties made by the Company or the Principal Shareholders set forth herein or on the schedules or certificates delivered in connection herewith; provided that any representation or warranty of the Company or the Principal Shareholders qualified as to materiality or as to "material adverse effect" or words to that effect shall be deemed not to be so qualified for purposes of determining whether a breach of such representation or warranty shall have occurred for purposes of this Article 7; (ii) any nonfulfillment of any covenant or agreement on the part of the Shareholders or the Company under this Agreement, provided that any covenant or agreement of the Company or the Principal Shareholders qualified as to materiality or as to "material adverse effect" or words to that effect shall be deemed not to be so qualified for purposes of determining whether a breach of such covenant or agreement shall have occurred for purposes of this Article 7; (iii) the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of the Company's directors, officers, shareholders, employees or agents prior to the Closing Date, other than Losses arising from matters expressly disclosed in the Financial Statements, this Agreement or the Schedules to this Agreement, or incurred by the Company in the ordinary course of business, (iv) any liability or Losses in connection with the failure by the Company to withhold or pay payroll Taxes prior to the Closing Date, or (v) any claims or litigation involving the Company which are pending or, to the knowledge of the Company, threatened prior to the Closing Date, or (vi) any liability under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), The Securities Act (Manitoba) or other federal or state law or regulation, at common law or otherwise, arising out of or based upon (A) any untrue statement or alleged untrue statement of a material fact relating to the Company or the Shareholders contained in any preliminary prospectus, registration statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto (including any additional registration statement filed pursuant to Rule 462(b) under the Securities Act), which statement was provided or was based upon information or documents provided to the Parent or its counsel by the Company or the Shareholders, or (B) any omission or alleged omission to state therein a material fact relating to the Company or the Shareholders required to be stated therein or necessary to make the statements therein not misleading, which information was not provided to the Parent or its counsel by the Company or the Shareholders;

provided, however, that such indemnity shall not inure to the benefit of the Parent or Subco to the extent that such untrue statement (or alleged untrue statement) was made in, or such omission (or alleged omission) occurred in, any preliminary prospectus and the Shareholders provided, in writing, corrected information to the Parent for inclusion in the final prospectus, and such information was not so included.

          (b) Subject to the limitations contained in Section 7.4 hereof, the Minority Shareholders individually and separately, but not jointly, covenant and agree that they will indemnify, defend, protect and hold harmless the Parent, Subco and the Company and their respective officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parents, agents, employees, successors and assigns at all times from and after the date of this Agreement until the Expiration Date (as defined in Section 7.5) from and against all Losses incurred by the Parent, Subco or the Company as a result of or arising from (i) any breach of the representations and warranties made by the Minority Shareholders set forth herein or on the schedules or certificates delivered in connection herewith; provided that any representation or warranty of the Minority Shareholders qualified as to materiality or as to "material adverse effect" or words to that effect shall be deemed not to be so qualified for purposes of determining whether a breach of such representation or warranty shall have occurred for purposes of this Article 7; (ii) any nonfulfillment of any covenant or agreement on the part of the Minority Shareholders under this Agreement, provided that any covenant or agreement of the Company or the Shareholders qualified as to materiality or as to "material adverse effect" or words to that effect shall be deemed not to be so qualified for purposes of determining whether a breach of such covenant or agreement shall have occurred for purposes of this Article 7.

     7.2  Indemnification by the Parent and Subco.  Subject to the limitations
          ---------------------------------------
contained in Section 7.4 hereof, the Parent and Subco, jointly and severally, covenant and agree that they will indemnify, defend, protect and hold harmless the Shareholders, their respective heirs, personal representatives, and successors at all times from and after the date of this Agreement from and against all Losses incurred by the Shareholders as a result of or arising from
(a) any breach of the representations and warranties made by the Parent and Subco set forth herein or on the schedules or certificates attached hereto or
(b) any nonfulfillment of any agreement on the part of the Parent and Subco under this Agreement or (c) any liability under the Securities Act, the Exchange Act, The Securities Act (Manitoba) or other federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to the Parent and Subco contained in any preliminary prospectus, registration statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto (including any registration statement filed pursuant to Rule 462(b) under the Securities Act), or arising out of or based upon any omission or alleged omission to state therein a material fact relating to the Parent or Subco required to be stated therein or necessary to make the statements therein not misleading, which liability is not the subject of indemnification of the Parent or Subco pursuant to Section 7 above.

     7.3  Third-Party Claims.
          ------------------

          (a) In order for a party hereto eligible to be indemnified hereunder (an "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person or entity against the Indemnified Party (a "Third-Party Claim"), such Indemnified Party must notify the parties obligated to provide indemnification pursuant to Section 7.1 or 7.2 hereof (each, an "Indemnifying Party") in writing, and in reasonable detail, of the Third-Party Claim within 30 Business Days after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. To the extent the Indemnifying Party has actually paid any amount to the Indemnified Party in respect of any Loss in connection with such Third-Party Claim, the Indemnifying Party shall have a right of subrogation with respect to such Third-Party Claim to the extent of such payment.

          (b) The Indemnifying Party shall have right to defend and settle, at its own expense and by its own counsel (provided that such counsel is not reasonably objected to by the Indemnified Party), any Third-

Party Claim as the Indemnifying Party pursues the same in good faith and diligently and so long as the Third-Party Claim does not relate to an actual or potential Loss to which Section 7.3(e) applies in which the Indemnified Party is the Parent, Subco or the Company. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses, and except in the case of a Third-Party Claim relating to an actual or potential Loss to which Section 7.3(e) applies in which the Indemnified Party is the Parent or Subco.

          (c) No Indemnifying Party shall, in the defense of any Third-Party Claim, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or matter.

          (d) If the Indemnifying Party does not assume the defense of any Third-Party Claim, then the Indemnified Party may defend against such Third-Party Claim in such manner as it deems appropriate at the expense of the Indemnifying Party.

          (e) Notwithstanding anything to the contrary in this Article 7, if at any time, in the reasonable opinion of the Parent, Subco or the Company as the Indemnified Party (notice of which opinion shall be given in writing to the Indemnifying Party), any Third-Party Claim seeks material prospective relief which could have an adverse effect on any such Indemnified Party or any subsidiary, then such Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third-Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense (including, but not limited to, fees and disbursements of counsel and experts, as well as any sampling, testing, investigation, removal, treatment or remediation undertaken by the Parent or Subco and all counseling or engineering fees and expenses related thereto) shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, then the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third-Party Claim at the sole cost and expense of the Indemnifying Party.

          (f) Notwithstanding anything to the contrary in Article 7, the Shareholders shall until July 29, 2001, at their option, have the right to satisfy any claim for indemnification pursuant to Section 7.1 by paying a minimum of one-third of the amount of the claim in cash, and the balance by the payment to the Indemnified Party of Deferred Payment Shares which the parties agree shall be valued for the purposes of satisfaction of such indemnified claim, at $91.70, subject to any stock dividend, subdivisions, reclassifications, split, combination or exchange of shares of Parent Common Stock, upon which such amount shall be adjusted accordingly to reflect such stock dividend, subdivision, reclassification, combination or exchange of shares.

     7.4  Limitations on Indemnification.  No Indemnified Party shall assert
          ------------------------------
any claim (other than a Third-Party Claim) for indemnification hereunder until such time as the aggregate of all claims which such Indemnified Party may have against an Indemnifying Party shall equal twenty thousand ($20,000), at which time an Indemnified Party shall be entitled to indemnification for the total amount for which indemnification may be owing, excluding the first twenty thousand ($20,000). For purposes of the preceding sentence, the Parent and Subco shall be considered to be a single Indemnifying and Indemnified Party and the Company and the Shareholders shall be considered to be a single Indemnifying and Indemnified Party. Notwithstanding any other term of this Agreement, in no event shall any Shareholder be liable under this Article 7 for an amount which exceeds the aggregate value (determined at the Closing Date) of the Purchase Price received by such Shareholder under this Agreement, and in no event (other than as provided in the following sentence) shall the indemnification obligations of the Company and the Shareholders herein exceed the Purchase Price in the aggregate. Notwithstanding anything to the contrary contained in this Agreement, the limitations upon indemnification contained in this Section 7.4 shall not apply to Losses arising out of: (i) any breach of the representations and warranties of the Company contained in Sections 3.2, 3.3, 4.3, 4.5, 4.10, 4.11, 4.12, 4.26 and 4.32 hereof; and (ii) any employee benefit matters arising under Section 4.21, including without limitation, any Losses incurred in connection with fair wage issues.

     7.5  Survival of Representations and Warranties.  The parties agree that
          ------------------------------------------
representations and warranties made by the parties in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until the date which is 12 months from the Closing Date (which date is referred to herein as the "Expiration Date"), except that the respective representations and warranties of the Shareholders and the Company contained in Sections 3.2, 3.3, 4.3, 4.5, 4.10, 4.11, 4.12, 4.26 and 4.32 shall survive the
Closing Date until the expiration of all applicable statute of limitations.

8.   ADDITIONAL AGREEMENTS

     8.1  Covenant Not to Compete.
          -----------------------

          (a) For a period of one (1) year commencing on the Closing Date, each of the Principal Shareholders and Ken Piech hereby agrees that he or she will not directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, employee, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged anywhere in the world that shall be competitive with any of those activities in which Parent, the Company and/or the Principal Shareholders and Kenneth Piech were engaged as of the Closing Date, including without limitation any business or enterprise that:

              (i) is engaged in the business of (x) owning or operating industrial trade communities or portal sites on the Internet, (y) facilitating electronic commerce on the Internet, or (z) selling of advertising or sponsorships rights on the Internet; and/or

              (ii)  is a competitor of Parent or the Company.

          (b) For a period of two years commencing on the Closing Date, each of the Principal Shareholders and Ken Piech hereby agrees that he or she will not directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, employee, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged anywhere in the world that is:

              (i) engaged in the business of (i) owning or operating industrial trade communities or portal sites on the Internet specializing in the scientific equipment industry, (ii) facilitating electronic commerce on the Internet in the scientific equipment industry, or (iii) selling of advertising or sponsorships rights on the Internet in the scientific equipment industry (the foregoing being activities in which the Company and the Shareholders were engaged as of the Closing Date); and/or

              (ii) a competitor of Parent or the Company in the scientific equipment industry.

          (c) Each of the Principal Shareholders and Kenneth Piech acknowledges and understands that (i) each of Parent and Subco (and the Company) is and will be relying upon the agreements made by each Shareholder in this Section 8.1 in entering into this Agreement and consummating the transactions contemplated hereby; (ii) the restrictions contained in this Section 8.1 are reasonable and necessary to protect the legitimate interests of each of Parent and Subco (and the Company) and that any violation will result in irreparable injury to each of Parent and Subco (and the Company); (iii) the covenants contained in this Section 8.1 are reasonable as to geographic and temporal scope and that such restrictions are intended solely to protect the legitimate interests of each of Parent and Subco (and the Company), rather than to prevent each applicable Shareholder from earning a livelihood; (iv) each of Parent and Subco (and the Company) will compete in the scientific equipment industry on the Internet on a worldwide basis, and that each Shareholder's access to confidential information makes it necessary for Parent and Subco to restrict each applicable Shareholder's activities in such market and where such applicable Shareholder's access to Confidential Information and other proprietary information could be used to the detriment of Parent and Subco; and
(v) each applicable Shareholder has the skills and training to be able to continue to earn a livelihood without violating the terms of the covenants contained in this Section 8.1.

          (d) Each of the Principal Shareholders and Kenneth Piech agrees that each of Parent and Subco shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 8.1, which rights shall be cumulative and in addition to any other rights or remedies to which each of Parent and Subco (and the Company) may be entitled. In the event that any of the provisions of this
Section 8.1 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

9.   PIGGY-BACK REGISTRATION RIGHT

     9.1  Right to Piggy-Back.
          -------------------

          (a) If at any time after the Closing Date until the date which is one (1) year from the date hereof, Parent proposes to file a registration statement under the Securities Act of 1933, as amended (the "1933 Act"), with respect to Parent Common Stock (other than a registration statement (i) on Form S-8 or Form S-4 or any successor form to such Forms or (ii) filed in connection with an exchange offer or an offering of Parent Common Stock or of securities convertible or exchangeable into Parent Common Stock made solely to its existing shareholders in connection with a rights offering or solely to employees of Parent), whether or not for its own account, then Parent shall give notice of such proposed filing to the Shareholders 20 days prior to the anticipated filing date. Such written notice or electronic notice confirmed subsequently in writing shall offer the Shareholders, the opportunity to register such amount of Deferred Payment Shares as such Shareholders may request (the "Piggy-Back Registration"). Subject to Section 9.1(b) hereof, Parent shall include in each such Piggy-Back Registration all Deferred Payment Shares with respect to which Parent has received from the Shareholders holding 50% or more of the outstanding Deferred Payment Shares received by the Shareholders in accordance with this Agreement a written request for inclusion therein within 10 days after which the foregoing has been duly given to the Shareholders. Parent shall only be obligated to effect two (2) Piggy-Back Registrations pursuant to this Section 9.1(a), provided, however, that Parent shall not be obligated to effect such
        --------  -------
registration as to any shareholder at such time as all Deferred Payment Shares held by such Shareholders can be sold within a given three month period in accordance with the requirements of Rule 144 under the 1933 Act or successor rule. Parent shall not be liable to the Shareholders in the event the registration statement filed under the 1933 Act is not declared effective by the Securities and Exchange Commission.

          (b) Parent's registration obligations hereunder shall be limited to a registration in conformity with the requirements of the 1933 Act, and shall be suspended during such time as such form may not be available for use by the shareholders of Parent, as a result of a legal duty to update a registration statement because of material change.

          (c) Parent shall use its reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Shareholders to include all the Deferred Payment Shares that the Shareholders have requested to be included in such offering on the same terms and conditions as any similar securities, if any, of Parent included therein.  Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering deliver(s) a written opinion to the Parent and the Shareholders that the total amount of securities which the Shareholders, Parent, and any other persons or entities having registration rights, intend to include in such offering is such as to materially and adversely affect the success of such offering, then the amount of securities to be offered for the account of all persons shall be reduced or limited pro rata in proportion to the amount of securities proposed
                   --- ----
to be registered in such offering by each person to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters, provided that in the event such reduction amounts to more than 50% of the total number of Deferred Payment Shares requested to be registered pursuant to such Piggy-Back Registration, then such registration shall no longer constitute a Piggy-Back Registration and shall not reduce the number of Piggy-Back Registrations to which the Shareholders are otherwise entitled.

          (d) When required under Section 9.1(a) hereof to effect a Piggy-Back Registration, Parent shall use its reasonable commercial efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky Laws applicable in the United States as shall be reasonably requested by the Shareholders, provided Parent shall not be required to become subject to taxation, to qualify to do business or to file a general consent to service of process in any such states or jurisdiction.

          (e) Parent and the Shareholders shall agree to such other reasonable customary arrangements, undertakings and indemnifications with respect to such Piggy-Back Registration as may be requested by any of them.

          (f) All expenses incurred by or on behalf of Parent in connection with registrations, filings or qualifications pursuant to Section 9.1 shall be borne by Parent. In no event shall Parent by obligated to bear underwriting, brokerage or related fees, discounts or commissions or the fees or expenses of counsel to the Shareholders.

10.  RULE 144

     10.1  Holding Period and Filing Requirements.     Parent and the
           --------------------------------------
Shareholders hereby acknowledge and agree that:

          (a) the holding period for purposes of Rule 144 promulgated under the 1933 Act for the Deferred Payment Shares (as defined in the Securities Escrow Agreement) shall commence on the date of the Securities Escrow Agreement.

          (b) from and after the first anniversary of the date of the Securities Escrow Agreement, Parent shall use reasonable efforts to file the reports required to be filed by it under the 1933 Act and the Exchange Act in a timely manner so long as necessary to permit the sale of its securities pursuant to Rule 144. Parent further covenants that it will take action as any Shareholder may reasonably request to the extent required to enable such Shareholder to sell shares under Rule 144.

11.  GENERAL

     11.1  Cooperation.  The Shareholders, the Company, Subco and the Parent
           -----------
shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Company and the Shareholders will cooperate and use their respective best efforts to have the officers, directors and employees of the Company prior to the Closing Date cooperate with the Parent and Subco, as the case may be, on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date, including any information required by the Parent and Subco, as the case may be, with respect to any tax returns required to be prepared and filed for all periods ending on or prior to the Closing Date which are filed after the Closing Date.

     11.2  Successors and Assigns.  This Agreement and the rights of the
           ----------------------
parties hereunder may not be assigned (by operation of law or otherwise) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the Parent, and the heirs and legal representatives of the Shareholders.

     11.3  Entire Agreement.  This Agreement (including the schedules,
           ----------------
exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Shareholders, the Company, the Parent and Subco and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto, enforceable in accordance with its terms, and may be modified or amended only by a written instrument executed by the Shareholders, the Company, the Parent and Subco acting through their respective officers, duly authorized by their respective Boards of Directors.

     11.4  Counterparts.  This Agreement may be executed simultaneously in two
           ------------
or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     11.5  Brokers and Agents.  Each of the Parent and Subco, on the one hand,
           ------------------
and each of the Company and the Shareholders, jointly and severally on the other hand, agrees to indemnify the other against all loss, liability, cost damages or expense arising out of or related to claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

     11.6  Notices. All notices and other communications hereunder shall be in
           -------
writing (including wire, telefax or similar writing) and shall be delivered, addressed, or telefaxed as follows:

           (a) If to the Parent or Subco, addressed to them at:

               VerticalNet, Inc.
               700 Dresher Road, Suite 100
               Horsham, PA 19044
               Attention:   Mr. Gene S. Godick
               Telefax:    (215) 784-1960

           with a copy to:

               Morgan, Lewis & Bockius LLP
               1701 Market Street
               Philadelphia, PA 19103-2921
               Attention:   James W. McKenzie, Esq.
               Telefax:     (215) 963-5299

           (b) If to the Company or the Shareholders at:

               15 Upton Place
               Winnipeg, Manitoba
               Canada R2N 158
               Attention:        Mr. Robert A. Kafato
               Telefax:                (204) 256-6624
           with a copy to:

                  Taylor McCaffrey
                  9th Floor, 400 St. Mary Avenue
                  Winnipeg, Manitoba
                  Canada R3C 4K5
                  Attention:  Timothy  Kurbis, Esq.
                  Telefax:    (204) 957-0945



Each such notice, request or other communication shall be given by hand delivery, by internationally recognized courier service or by telefax, receipt confirmed. Each such notice, request or communication shall be effective (i) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section 11.6 (or in accordance with the latest unrevoked written direction from such party); (ii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 11.6 (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received.

     11.7  Fees and Expenses.  Parent has and will pay the fees, expenses and
           -----------------
disbursements of Parent and Subco and their agents, representatives, accountants, and counsel incurred in connection with the subject matter of this Agreement, and the Shareholders (and not the Company) have and will pay the fees, expenses and disbursements of the Shareholders and the Company and their agents, representatives, accountants and counsel in connection with the subject matter of this Agreement; provided, however that Parent shall pay the reasonable fees and expenses of Arthur Andersen, independent public accountants, to perform an audit of the financial statements of the Company and except for fees already paid or to be paid by the Company to counsel or other agents, representatives or consultants, prior to the Closing Date for certain corporate and commercial matters of an overall general nature which do not exceed the sum of $12,500; and provided, further that the parties hereto agree that the fees, expenses and disbursements of the parties and their agents, representatives, accountants and counsel incurred in connection with the creation of the exchangeable share structure referenced in that certain letter of intent dated June 14, 1999 shall be shared equally among the Shareholders, on the one hand, and Parent and Subco on the other, upon presentation of invoices relating thereto. Parent agrees to pay the accounting fees of PricewaterhouseCoopers in the approximate amount of CDN$16,000, subject to receipt of satisfactory invoice(s) in respect thereof.

     11.8  Governing Law.  This Agreement shall be construed in accordance
           -------------
with the laws of the Province of Manitoba and the laws of Canada applicable thereto, without giving effect to any of the provisions thereof that would require the application of the substantive laws of any other jurisdiction.

     11.9  Exercise of Rights and Remedies.  Except as otherwise provided
           -------------------------------
herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     11.10  Time.  Time is of the essence with respect to this Agreement.
            ----

     11.11  Severability.  In case any provision of this Agreement shall be
            ------------
invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     11.12  Remedies Cumulative.  No right, remedy or election given by any
            -------------------
term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

     11.13  Captions.  The headings of this Agreement are inserted for
            --------
convenience only and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.



                             VERTICALNET, INC.

                             By:  _____________________________________
                             Name:
                             Title:


                             4052995 MANITOBA LTD.

                             By:  _____________________________________
                             Name:
                             Title:


                             LABX TECHNOLOGIES INC.

                             By:  _____________________________________
                             Name:
                             Title:


                             By:  _____________________________________
                             Name:
                             Title:



[signatures continue on following page]

[continuation of signature page
to Stock Purchase Agreement]



                             _____________________________________
                             ROBERT A. KAFATO, an individual



                             _____________________________________
                             JOAN A. KAFATO, an individual



                             _____________________________________
                             KENNETH K. PIECH, an individual



                             _____________________________________
                             RONALD K. RANDALL, an individual